Exhibit 99.1

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

DESTINATION MATERNITY REPORTS FOURTH QUARTER AND FISCAL 2016 RESULTS

•	Fourth quarter GAAP net loss of $32.8 million, which includes a $27.8 million non-cash income tax charge, compared to GAAP net loss of $3.1 million for the quarter ended January 30, 2016

•	Fourth quarter Adjusted EBITDA before other charges totals $2.1 million compared to Adjusted EBITDA before other charges of $3.2 million for the quarter ended January 30, 2016

•	Fiscal year GAAP net loss of $32.8 million, or $2.39 per share, including a $27.8 million, or $2.02 per share non-cash income tax charge, compared to GAAP net loss of $4.5 million, or $0.33 per share for the fiscal year ended January 30, 2016

•	Fiscal year Adjusted net loss of $1.9 million, or $0.14 per share, compared to Adjusted net loss of $0.2 million, or $0.01 per share, for the fiscal year ended January 30, 2016

•	Fiscal year Adjusted EBITDA before other charges improves to $23.3 million compared to Adjusted EBITDA before other charges of $22.8 million for the fiscal year ended January 30, 2016

Moorestown, NJ, April 13, 2017 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced financial results for the fourth quarter and full year fiscal 2016 ended January 28, 2017 compared to the fourth quarter and full year fiscal 2015 ended January 30, 2016.

Fourth Quarter Fiscal 2016 Selected Financial Results (13 weeks ended January 28, 2017)

•	Comparable sales decreased 7.8% following a 3.5% decline for the fourth quarter of fiscal 2015;

•	Gross margin improved 120 basis points to 51.0% from 49.8% in the fourth quarter of fiscal 2015;

•	SG&A declined $6.9 million to $53.9 million, a decrease of 11.3% from the fourth quarter of fiscal 2015;

•	Pretax loss was $7.8 million, compared to pretax loss of $5.0 million in the fourth quarter of fiscal 2015;

•	GAAP net loss was $32.8 million, or $2.39 per share, and included a $27.8 million non-cash income tax charge, or $2.02 per share, related to a valuation allowance against net deferred tax assets. This compared to a GAAP net loss of $3.1 million, or $0.22 per share, for the fourth quarter of fiscal 2015;

•	Adjusted net loss was $3.2 million, or $0.23 per share, compared to adjusted net loss of $1.5 million, or $0.11 per share for the fourth quarter of fiscal 2015;

•	Adjusted EBITDA before other charges was $2.1 million compared to $3.2 million in the prior year quarter.

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

Fiscal Year 2016 Selected Financial Results (52 weeks ended January 28, 2017)

•	Comparable sales decreased 5.3%, compared to a decrease of 1.5% for the fiscal year ended January 30, 2016;

•	GAAP net loss was $32.8 million, or $2.39 per share and included a $27.8 million non-cash income tax charge, or $2.02 per share, related to a valuation allowance against net deferred tax assets. This compared to a GAAP net loss of $4.5 million, or $0.33 per share for the fiscal year ended January 30, 2016.

•	Adjusted net loss was $1.9 million, or $0.14 per share, compared to adjusted net loss of $0.2 million, or $0.01 per share, for the fiscal year ended January 30, 2016.

Anthony M. Romano, Chief Executive Officer & President, stated, “In a challenging year that saw several headwinds pressure sales, we achieved increased adjusted EBITDA before other charges reflecting improvement in gross profit margin and a reduction in expenses. While the year included several headwinds, including business exits from Sears and Gordmans, certain Macy’s store closures, Kohl’s business wind down, mall traffic declines, and cancelled fourth quarter orders due to the Hanjin bankruptcy, we continued to advance our key strategies. To this end, we implemented our product allocation tool, which will assist us to increase sales productivity and reduce markdowns, and we introduced Demandware to support our new web platform that launched early in the first quarter of fiscal 2017. We also evolved our merchandising and marketing strategies to more closely align with the Millennial consumer. We remain confident that with the completion of our merger with Orchestra-Prémaman, we will begin to benefit from both the groundwork we laid in 2016 and the synergies we will experience with our new partners. We expect these efforts to enable us to deliver improved operating performance in fiscal 2017 and beyond.”

Full Fourth Quarter Fiscal 2016 Financial Results

•	Net sales were $100.2 million compared with $118.3 million for the comparable prior year quarter. The decrease was primarily driven by the wind down of the Kohl’s®, Sears® and Gordmans relationships and by a decline in comparable sales.

•	Comparable sales decreased 7.8%, following a 3.5% decline for the fourth quarter of fiscal 2015.

•	Gross margin for the fourth quarter of fiscal 2016 was 51.0%, up 120 basis points over the comparable prior year quarter gross margin of 49.8%.

•	Selling, general and administrative expenses (“SG&A”) for the fourth quarter of fiscal 2016 decreased 11.3% to $53.9 million, compared to $60.8 million for the fourth quarter of fiscal 2015. As a percentage of net sales, SG&A increased to 53.8% for the fourth quarter of fiscal 2016 compared to 51.4% for the fourth quarter of fiscal 2015.

•	The Company incurred store closing, asset impairment and asset disposal expenses of $1.0 million for the fourth quarter of fiscal 2016, compared to $0.3 million for the fourth quarter of fiscal 2015.

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

•	Other charges during the fourth quarter of fiscal 2016 were $2.9 million, related to the proposed business combination, as well as management and organizational changes, compared to $2.5 million in the fourth quarter of fiscal 2015.

•	Adjusted EBITDA before other charges was $2.1 million for the fourth quarter of fiscal 2016, compared to $3.2 million for the fourth quarter of fiscal 2015. Adjusted EBITDA before other charges is defined in the financial tables at the end of this press release.

•	Income tax provision was $25.0 million for the fourth quarter of fiscal 2016 and included a non-cash charge of $27.8 million as a valuation allowance against substantially all of the Company’s deferred tax assets. As a result of cumulative losses over the prior three years, the Company’s GAAP evaluation of the realizable value of the deferred tax assets indicated that the valuation allowance should be increased. The valuation allowance does not limit the Company’s ability to use the deferred tax assets going forward as taxable income is generated.

•	GAAP net loss was $32.8 million, or $2.39 per share and included the $27.8 million non-cash income tax charge, or $2.02 per share, related to the valuation allowance against net deferred tax assets. This compared to a GAAP net loss of $3.1 million, or $0.22 per share, for the fourth quarter of fiscal 2015.

•	Adjusted net loss was $3.2 million, or $0.23 per share, compared to adjusted net loss of $1.5 million, or $0.11 per share, for the fourth quarter of fiscal 2015. For a reconciliation of GAAP to non-GAAP financial information refer to the financial tables at the end of this press release.

Full Year Fiscal 2016 Financial Results (52 weeks ended January 28, 2017)

•	Net sales were $433.7 million compared with $498.8 million for the fiscal year ended January 30, 2016. The decrease in sales was primarily driven by the wind down of the Kohl’s, Sears and Gordmans relationships, and by a decline in comparable sales.

•	Comparable sales decreased 5.3%, compared to a decrease of 1.5% for the fiscal year ended January 30, 2016.

•	Gross margin increased 310 basis points to 52.4% compared to 49.3% for the fiscal year ended January 30, 2016. The year-over-year increase in gross margin is driven by the Company’s tightened inventory management and a shift in business mix to higher margin sales.

•	SG&A declined $23.0 million to $223.9 million, or 51.6% of net sales, compared to $246.9 million, or 49.5% of net sales for the fiscal year ended January 30, 2016.

•	Store closing, asset impairment and asset disposal expenses were $2.8 million, compared to income of $2.1 million for the fiscal year ended January 30, 2016. During fiscal 2015 the Company received a one-time cash benefit of $4.1 million from the termination of a store lease.

•	Other charges during fiscal 2016 were $4.9 million, related to the proposed business combination, as well as management and organizational changes, compared to $7.0 million for fiscal 2015, which included $4.2 million for management and organizational changes and $2.7 million for the Company’s relocations.

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

•	Adjusted EBITDA before other charges was $23.3 million for the fiscal year ended January 28, 2017 compared to $22.8 million for the fiscal year ended January 30, 2016.

•	Income tax provision was $25.1 million for fiscal 2016 and included the $27.8 million non-cash valuation allowance charge.

•	GAAP net loss was $32.8 million, or $2.39 per share, and included the $27.8 million non-cash income tax charge, or $2.02 per share, related to the valuation allowance against net deferred tax assets. This compared to a GAAP net loss of $4.5 million, or $0.33 per share, for the fiscal year ended January 30, 2016.

•	Adjusted net loss was $1.9 million, or $0.14 per share, compared to adjusted net loss of $0.2 million, or $0.01 per share, for the fiscal year ended January 30, 2016.

Other Fiscal Year 2016 Financial Information

•	Capital expenditures totaled $12.7 million primarily driven by investments in stores and investments to support key systems projects.

•	At January 28, 2017, inventory was $69.0 million, a decrease of $3.5 million compared to $72.5 million at January 30, 2016.

To provide the Company with flexibility as it moves toward the closing of the Orchestra-Prémaman merger and beyond, on April 7, 2017 the Company’s Term Loan and Credit Facility were amended to allow the Company to enter into certain equipment financing arrangements, on the condition that a portion of the proceeds be used to make a prepayment against the Term Loan. The Term Loan amendment also deletes the covenant requiring maintenance of a minimum level of Consolidated EBITDA and provides for an additional reserve of $5.0 million against availability under the Credit Facility that will be reduced dollar for dollar for prepayments of the Term Loan in accordance with the amendment.

Real Estate and Partnerships

As previously announced, the Company’s leased department relationship with Gordmans ended in the first quarter of fiscal 2016, and the Company discontinued its Two Hearts® Maternity by Destination Maternity® line, ending its relationship with Sears in June 2016. Additionally, the Company phased out production of its Oh Baby by Motherhood® line during fiscal 2016 after being informed that Kohl’s had elected to scale back, and ultimately discontinue, its exclusive license with the Company for this line. Our license agreement with Kohl’s ended in February 2017. These actions allowed the Company to direct resources to the highest return opportunities and further optimize its footprint while reducing costs.

Capital Allocation

The Company remains focused on implementing key systems projects to have the tools needed to drive sustained profitable growth. To this end, in fiscal 2016 the Company completed the implementation of a new best-in-class product allocation tool, and in early fiscal 2017, completed a re-platforming of each of its e-commerce sites through integration with a best-in-class enterprise cloud commerce solution.

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

Destination Maternity and Orchestra–Prémaman Combination

On December 20, 2016, Destination Maternity and Orchestra-Prémaman announced that they entered into a definitive agreement to merge, which will create a leading global provider of maternity apparel, children’s wear and baby hard goods. The strategic transaction, which was unanimously approved by the Boards of Directors of both companies, will combine two highly complementary businesses resulting in enhanced capabilities for the benefit of customers, shareholders and employees. The combined company, which is expected to have pro forma revenues of approximately $1.1 billion, will also enjoy greater financial strength and flexibility, with the ability to deliver long-term operating performance and improvements through its increased scale and significant synergy opportunities.

Retail Locations

The table below summarizes store opening and closing activity for the fourth quarter and full year fiscal 2016 and fiscal 2015, as well as the Company’s total store, leased department and retail location count at the end of each fiscal period.

	Fourth Quarter Ended		Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Store Openings (1)	2	2	11	18
Store Closings (1)	13	20	32	46
Period End Retail Location Count (1)
Stores	515	536	515	536
Leased Department Locations	705	1,279	705	1,279

Total Retail Locations	1,220	1,815	1,220	1,815

1)	Excludes international franchised locations. As of January 28, 2017 Destination Maternity has 213 international franchised locations, including 19 standalone stores operated under one of the Company’s nameplates and 194 shop-in-shop locations.

Conference Call Information

As announced previously, a pre-recorded conference call regarding the Company’s fourth quarter and full year fiscal 2016 financial results that includes comments on the results from members of senior management, will be available today at 9:00 a.m. Eastern Time. Interested parties can listen to this conference call by dialing (800) 219-6970 in the United States and Canada or (574) 990-1028 outside of the United States and Canada. The conference call will also be available on the

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

investor section of the Company’s website at http://investor.destinationmaternity.com. The passcode for the conference call is 98335054. In the event that you are unable to listen to the call, a replay will be available at 12:00 p.m. Eastern Time on Thursday, April 13, 2017 through 12:00 p.m. Eastern Time Thursday, April 20, 2017 by calling (855) 859-2056 in the United States and Canada or (404) 537-3406 outside of the United States and Canada. The passcode for the replay is 98335054.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of January 28, 2017 Destination Maternity operates 1,220 retail locations in the United States, Canada and Puerto Rico, including 515 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 705 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of January 28, 2017 Destination Maternity has 213 international franchised locations, including 19 standalone stores operated under one of the Company’s nameplates and 194 shop-in-shop locations.

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including 1) adjusted net loss, 2) adjusted net loss per share - diluted, 3) Adjusted EBITDA, 4) Adjusted EBITDA before other charges, 5) Adjusted EBITDA margin, and 6) Adjusted EBITDA margin before other charges. In the accompanying financial tables, the Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company’s management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. The Company uses each of these non-GAAP financial measures as a measure of the performance of the Company. In addition, certain of the Company’s cash and equity incentive compensation plans are based on the Company’s level of achievement of Adjusted EBITDA before other charges. The Company provides these various non-GAAP financial measures to investors to assist them in performing their analysis of its historical operating results. Each of these non-GAAP financial measures reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income (loss) or operating income (loss) as an indicator of the Company’s operating performance, as determined in accordance with generally accepted accounting principles. The Company may calculate each of these non-GAAP financial measures differently than other companies.

232 Strawbridge Drive, Moorestown, NJ 08057. 856.291.9700. Destinationmaternitycorp.com

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference.

We have made and may in the future make forward-looking statements relating to our planned merger with Orchestra-Prémaman S.A. Factors that could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements include, but are not limited to, the possibility that the merger does not close when expected or at all because required regulatory, shareholder, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; or the possibility that the anticipated benefits of the merger are not realized as a result of such matters as general business and economic conditions in France, the United States and other countries in which we or Orchestra-Prémaman conduct business; the impact of the movement of Euro relative to other currencies, particularly the U.S. dollar and the currencies of other countries in which the combined company will conduct business; the effects of competition in the markets in which we or Orchestra-Prémaman operate; the impact of changes in the laws and regulations regulating the clothing and childcare products industries or affecting domestic and foreign operations; judicial or regulatory judgments and legal proceedings; our ability to successfully integrate the two companies; our success in retaining the services of executives, key personnel and other employees that the combined company needs to realize all of the anticipated benefits of the merger; the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all; reputational risks; and other factors that may affect future results of us or Orchestra-Prémaman, including changes in trade policies, timely development and introduction of new products and services, changes in tax laws, technological and regulatory changes, and adverse developments in general market, business, economic, labor, regulatory and political conditions.

Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

– Financial Tables to Follow –

CONTACT:	Allison Malkin
Caitlin Morahan
ICR, Inc.
DestinationMaternityIR@icrinc.com
203-682-8225

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales	$100,158	$118,287	$433,699	$498,753
Cost of goods sold	49,120	59,359	206,271	252,713

Gross profit	51,038	58,928	227,428	246,040
Gross margin	51.0%	49.8%	52.4%	49.3%
Selling, general and administrative expenses (SG&A)	53,914	60,793	223,881	246,914
SG&A as a percentage of net sales	53.8%	51.4%	51.6%	49.5%
Store closing, asset impairment and asset disposal expenses (income)	996	258	2,768	(2,084)
Other charges	2,911	2,482	4,914	6,979

Operating loss	(6,783)	(4,605)	(4,135)	(5,769)
Interest expense, net	969	373	3,575	1,520

Loss before income taxes	(7,752)	(4,978)	(7,710)	(7,289)
Income tax provision (benefit)	25,034	(1,916)	25,050	(2,806)

Net loss	$(32,786)	$(3,062)	$(32,760)	$(4,483)

Net loss per share – Basic and Diluted	$(2.39)	$(0.22)	$(2.39)	$(0.33)

Average shares outstanding – Basic and Diluted	13,723	13,628	13,702	13,596

Reconciliation of Net Loss to Adjusted Net Loss:
Net loss, as reported	$(32,786)	$(3,062)	$(32,760)	$(4,483)
Add: other charges for proposed business combination	1,858	61	3,154	61
Add: other charges for management and organizational changes	1,053	2,367	1,760	4,196
Add: other charges for relocations	—	54	—	2,695
Add: other charges for fiscal year change	—	—	—	27
Less: income tax effect of other charges	(1,092)	(944)	(1,858)	(2,664)
Add: deferred tax valuation allowance related to cumulative losses	27,758	—	27,758	—

Adjusted net loss	$(3,209)	$(1,524)	$(1,946)	$(168)

Adjusted net loss per share – diluted	$(0.23)	$(0.11)	$(0.14)	$(0.01)

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 28, 2017	January 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,859	$2,116
Trade receivables, net	5,683	10,154
Inventories	69,040	72,509
Deferred income taxes	3,251	13,803
Prepaid expenses and other current assets	9,464	9,792

Total current assets	90,297	108,374
Property and equipment, net	83,029	92,673
Other assets	2,661	18,027

Total assets	$175,987	$219,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$4,600	$28,400
Current portion of long-term debt	6,948	2,897
Accounts payable	17,656	21,738
Accrued expenses and other current liabilities	31,359	39,488

Total current liabilities	60,563	92,523
Long-term debt	31,485	9,302
Deferred rent and other non-current liabilities	22,789	24,351

Total liabilities	114,837	126,176
Stockholders’ equity	61,150	92,898

Total liabilities and stockholders’ equity	$175,987	$219,074

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	January 28, 2017	January 30, 2016
Cash and cash equivalents	$2,859	$2,116
Inventories	69,040	72,509
Property and equipment, net	83,029	92,673
Line of credit borrowings	4,600	28,400
Total debt	43,033	40,599
Stockholders’ equity	61,150	92,898

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Twelve Months Ended
	January 28, 2017	January 30, 2016
Operating Activities
Net loss	$(32,760)	$(4,483)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,032	17,231
Stock-based compensation expense	1,801	2,784
Loss on impairment of long-lived assets	2,388	1,662
Loss on disposal of assets	272	193
Grow NJ award benefit	349	(3,600)
Deferred income tax provision	24,614	2,020
Amortization of deferred financing costs	328	166
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	4,471	(951)
Inventories	3,469	3,250
Prepaid expenses and other current assets	328	3,194
Other non-current assets	37	(178)
Decrease in:
Accounts payable, accrued expenses and other current liabilities	(11,593)	(3,675)
Deferred rent and other non-current liabilities	(1,025)	(1,519)

Net cash provided by operating activities	10,711	16,094

Investing Activities
Capital expenditures	(12,690)	(29,272)
Proceeds from sale of property and equipment	2	35
Additions to intangible assets	(97)	(163)

Net cash used in investing activities	(12,785)	(29,400)

Financing Activities
Increase (decrease) in cash overdraft	681	(277)
(Decrease) increase in line of credit borrowings	(23,800)	28,400
Proceeds from long-term debt	32,000	—
Repayment of long-term debt	(4,498)	(2,801)
Deferred financing costs paid	(1,519)	(157)
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(54)	(127)
Cash dividends paid	—	(11,026)
Proceeds from exercise of stock options	6	69

Net cash provided by financing activities	2,816	14,081

Effect of exchange rate changes on cash and cash equivalents	1	(8)

Net Increase in Cash and Cash Equivalents	743	767
Cash and Cash Equivalents, Beginning of Period	2,116	1,349

Cash and Cash Equivalents, End of Period	$2,859	$2,116

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Loss to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Loss Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net loss	$(32,786)	$(3,062)	$(32,760)	$(4,483)
Add: income tax provision (benefit)	25,034	(1,916)	25,050	(2,806)
Add: interest expense, net	969	373	3,575	1,520

Operating loss	(6,783)	(4,605)	(4,135)	(5,769)
Add: depreciation and amortization expense	4,449	4,510	18,032	17,231
Add: loss on impairment of long-lived assets	982	64	2,388	1,662
Add: (gain) loss on disposal of assets	(17)	146	272	193
Add: stock-based compensation expense	528	645	1,801	2,784

Adjusted EBITDA (1)	(841)	760	18,358	16,101
Add: other charges for proposed business combination	1,858	61	3,154	61
Add: other charges for management and organizational changes	1,053	2,367	1,760	4,196
Add: other charges for relocations (2)	—	54	—	2,462
Add: other charges for fiscal year change	—	—	—	27

Adjusted EBITDA before other charges	$2,070	$3,242	$23,272	$22,847

Net sales	$100,158	$118,287	$433,699	$498,753

Operating loss margin (operating loss as a percentage of net sales)	(6.8)%	(3.9)%	(1.0)%	(1.2)%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	(0.8)%	0.6%	4.2%	3.2%
Adjusted EBITDA margin before other charges (adjusted EBITDA as a percentage of net sales)	2.1%	2.7%	5.4%	4.6%

(1)	Adjusted EBITDA represents operating loss before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) (gain) loss on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges related to the Company’s relocations of its headquarters and distribution operations excludes accelerated depreciation expense of $233 for the twelve months ended January 30, 2016 (included in depreciation and amortization expense above).

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